UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Savient Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 19, 2006

Dear Stockholder:

We cordially invite you to attend the 2006 annual meeting of stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, May 23, 2006, at 9:00 a.m. at the NASDAQ Market Site, Four Times Square, New York, New York.

The enclosed notice of annual meeting and proxy statement contain complete information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report on Form 10-K for the year ended December 31, 2005 and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Christopher G. Clement
President and Chief Executive Officer

Notice of

2006 Annual Meeting

and

Proxy Statement

Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

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NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2006 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the NASDAQ Market Site, Four Times Square, New York, New York, on Tuesday, May 23, 2006, at 9:00 a.m., to consider and act upon the following:

1. A proposal to elect nine nominees for director for terms of one year each;

2. A proposal to eliminate the expiration date of the 1998 Employee Stock Purchase Plan; and

3. Such other matters as may properly come before the meeting or any adjournment thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

The board of directors has fixed the close of business on April 10, 2006 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

PHILIP K. YACHMETZ
Secretary

April 19, 2006

Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

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PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2006 Annual Meeting of Stockholders to be held on Tuesday, May 23, 2006, at 9:00 a.m., at the NASDAQ Market Site, Four Times Square, New York, New York, and at any adjournment of that meeting. The date of this proxy statement is April 19, 2006, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the annual meeting by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged MacKenzie Partners, Inc. to assist us in soliciting proxies from brokers, nominees, fiduciaries and custodians and will pay MacKenzie Partners an aggregate of $5,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our board of directors has fixed the close of business on April 10, 2006 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 61,241,979 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

We are enclosing with this proxy statement our annual report on Form 10-K for the year ended December 31, 2005. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report on Form 10-K for the year ended December 31, 2005 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Telephone: (732) 565-4716, Attention: Investor Relations. If you would like to receive separate copies of our annual report on Form 10-K for the year ended December 31, 2005 and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the annual meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular

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item of business, which we refer to as broker non-votes, will be counted for purposes of determining whether a quorum exists at the annual meeting for that item of business.

The affirmative vote of the plurality of the votes cast at the annual meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting.

ITEM NO. 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the board of directors will fix the number of directors at not fewer than three nor more than fifteen. In February 2006, the board of directors fixed the number of directors at nine. We currently have nine directors, all of whose terms expire at the annual meeting. Our charter and bylaws provide that at each annual meeting of stockholders, the successors of the directors will be elected for one-year terms.

Two of our current directors, Jeremy Hayward-Surry and Herbert Weissbach, have informed our board of directors that they will retire upon the expiration of their terms. Carl Kaplan retired from our board of directors on April 5, 2006. Our board extends its gratitude to Messrs. Hayward-Surry and Kaplan and to Dr. Weissbach for their many contributions to Savient.

At the annual meeting, stockholders will be asked to consider the election of Alan L. Heller, Lee S. Simon, M.D. and Joseph Klein III, who have been nominated for election as directors for the first time. Mr. Heller and Dr. Simon were proposed to the nominating and corporate governance committee by management and Mr. Klein was proposed by a stockholder. The nominating and corporate governance committee reviewed and recommended these three nominees to our board of directors.

Our board of directors, upon this recommendation of its nominating and corporate governance committee, has nominated nine persons for election as directors for one-year terms expiring at the annual meeting of stockholders to be held in 2007. Each of the following six nominees are currently directors of Savient and were elected by our stockholders at the 2005 annual meeting of stockholders.

Christopher G. Clement	Herbert Conrad
Stephen O. Jaeger	David Tendler
Virgil Thompson	Faye Wattleton

Each of the following three nominees are not currently directors of Savient.

Alan L. Heller	Joseph Klein III
Lee S. Simon, M.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE NINE NOMINEES NAMED ABOVE
FOR A TERM OF ONE YEAR EACH.

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The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve, however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

CHRISTOPHER G. CLEMENT — Age 50 — Mr. Clement has been our President and Chief Executive Officer since July 2004, and he became a director in October 2004. He was our President and Chief Operating Officer from May 2002 to July 2004. From September 2000 to May 2002, Mr. Clement was Chairman and Chief Executive Officer of Epicyte Pharmaceutical, Inc., a biotechnology company. Prior to joining Epicyte, he held the positions of Executive Vice President and Senior Vice President, Chief Marketing Officer of Ares-Serono Group, a biotechnology company. From 1998 to 1997 Mr. Clement held various senior management positions at Searle Pharmaceuticals, a pharmaceutical company, including Vice President of Marketing, Vice President of Corporate Product Planning, Vice President, General Manager of Global Franchises, and Division President. Mr. Clement also held management positions at Ciba-Geigy Pharmaceuticals, a pharmaceutical company and Merck and Co., a pharmaceutical company.

HERBERT CONRAD — Age 73 — Mr. Conrad has been a director since 1993 and is a member of our compensation committee. Mr. Conrad was President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc., a pharmaceutical company, from December 1981 until September 1993 when he retired. Since 2004, Mr. Conrad is a director of several privately-held companies.

ALAN L. HELLER — Age 52 — Since March 2006, Mr. Heller has been an investment advisor to Water Street Capital, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January 2004 to November 2004 Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004, Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, reporting to the Chief Executive Officer and Chairman of Baxter International, a company that assists healthcare professionals and their patients with treatment of complex medical conditions. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. Mr. Heller is a director of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment of urgent, large volume blood loss in trauma and resultant surgical settings.

STEPHEN O. JAEGER — Age 61 — Mr. Jaeger has been a director since 2003. He is the chairperson of our audit and finance committee and a member of our compensation committee. From March 1999 until April 2000, Mr. Jaeger was CEO of eBT International, Inc., a software company, and from June 2001 to December 2005, he has served as eBT’s President and CEO. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a director and Deputy Chairman of Arlington Tankers Ltd., a seaborne shipping company, and a director of Aradigm Corporation, a drug delivery technology company. Mr. Jaeger is a certified public accountant. Mr. Jaeger is chairman of the audit committee of Arlington Tankers and Aradigm. Mr. Jaeger is also a member of the compensation and nominating and corporate governance committees of Aradigm.

JOSEPH KLEIN III — Age 45 — Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. Since September 2003, Mr. Klein has served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a leading developer of physician office management information systems. Mr. Klein is a director

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of BioMarin Pharmaceuticals, Inc., a biopharmaceutical company, Clinical Data, Inc., a provider of comprehensive molecular and pharmacogenomics services, NPS Pharmaceuticals, Inc., a biopharmaceutical company and Isis Pharmaceuticals, Inc., a biopharmaceutical company.

LEE S. SIMON, M.D. — Age 55 — Since 2004, Dr. Simon has served as a member of the Staff of Beth Israel Deaconess Medical Center. Since 2003, Dr. Simon has been an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

DAVID TENDLER — Age 68 — Mr. Tendler has been a director since 1994 and is a member of our audit and finance and nominating and corporate governance committees. Since 1985, Mr. Tendler has been a Partner of Tendler Beretz L.L.C., an international consulting firm. From 1994 to 2005, Mr. Tendler was a director of V.I. Technologies, Inc., a biotechnology products company. From 1980 to 1985, Mr. Tendler was Co-Chairman and Chief Executive Officer of Phibro-Salomon, Inc., an international commodity trading and investment banking company that is now a part of Citigroup.

VIRGIL THOMPSON — Age 66 — Mr. Thompson has been a director since 1994 and is the chairperson of our compensation committee. Since 2002, Mr. Thompson has been President, Chief Executive Officer and a director of Angstrom Pharmaceuticals, Inc., a pharmaceutical company. From September 2000 to August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from May 1999 through August 2000. From January 1996 to May 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is a director of Aradigm Corporation, a drug delivery technology company and Questcor Pharmaceuticals, Inc., a specialty pharmaceutical company.

FAYE WATTLETON — Age 62 — Ms. Wattleton has been a director since 1997. She is the chairperson of our nominating and corporate governance committee and a member of our audit and finance committee. Ms. Wattleton is a director of Quidel Corporation, a medical diagnostics company. Since 1995, Ms. Wattleton has been President of the Center for the Advancement of Women, a non-profit corporation. From 1978 to 1992, Ms. Wattelton was President of Planned Parenthood Federation of America, Inc. (New York).

No family relationships exist between any of our executive officers, our directors or director nominees.

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INFORMATION RELATED TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our board of directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

The board of directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Our common stock is listed on The Nasdaq National Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our board of directors determines that the director does not have a relationship with Savient which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors determined that none of Ms. Wattleton and Messrs. Conrad, Hayward-Surry, Jaeger, Kaplan, Tendler, Thompson and Dr. Weissbach has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq National Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate for director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend to the nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate

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biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire board or our non-management directors may do so by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our board of directors, in consultation with our general counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to serve the best interests of the Company’s stockholders and, in so doing, oversee the management of the Company. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and it evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at board and committee meetings.

Our board of directors met 16 times during 2005. Each director attended 75% or more of the total number of meetings during 2005 of the board of directors and the committees, if any, of which such director was a member.

Our board’s standing committees are our audit and finance committee, our compensation committee and our nominating and corporate governance committee. Our board has determined that all members of each of its three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including in the case of all members of the audit and finance committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Each committee has a charter that has been approved by our board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com, or by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

Mr. Clement is the only director who is also an employee of Savient. He does not participate in any meeting at which his compensation is determined.

We expect, barring extenuating circumstances, that the members of the board of directors will attend our 2006 annual meeting of stockholders. Each of our directors attended our 2005 annual meeting of stockholders.

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Audit and Finance Committee

Our audit and finance committee assists our board of directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, the outside registered public accounting firm’s qualifications and independence and compliance with our code of ethics and applicable legal and regulatory requirements. Ms. Wattleton and Messrs. Jaeger (chairperson) and Tendler are the current members of the audit and finance committee. Our board of directors has determined that Mr. Jaeger qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. During 2005, the audit and finance committee held 19 meetings. The audit and finance committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Compensation Committee

Our board formed a compensation committee to review compensation practices, to recommend compensation for executives and key employees, including the chief executive officer, to administer our stock option and incentive plans, to review and make recommendations to the board of directors with respect to all senior management compensation matters, including the chief executive officer’s compensation and to review and make recommendations to the Board with respect to director compensation. During 2005, Messrs. Conrad, Jaeger, Kaplan and Thompson (chairperson) were the current members of the compensation committee, however, as discussed above, Mr. Kaplan has retired from our board of directors on April 6, 2006. During 2005, the compensation committee held 9 meetings. Our compensation committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Nominating and Corporate Governance Committee

In 2002, our board of directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the board of directors, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the board of directors regarding modifications, if any, to our corporate governance principles and practices.

Ms. Wattleton (chairperson), Mr. Tendler and Dr. Weissbach are the current members of the nominating and corporate governance committee however, as discussed above, Dr. Weissbach has informed our board of directors that he will retire upon the expiration of his current term. During 2005, the nominating and corporate governance committee held 6 meetings, including a meeting to approve the nominees for election as directors at the 2005 annual meeting of stockholders. From January 1, 2006 through April 7, 2006, the nominating and corporate governance committee held 6 meetings, including a meeting to approve the nominees for election as directors at the 2006 annual meeting of stockholders. The nominating and corporate governance committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

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Other Committees

In addition to the standing committees discussed above, our board from time to time may form temporary advisory committees consisting of one or more members of the board to review and advise the board on specific issues, and it may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

Report of the Audit and Finance Committee

The audit and finance committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2005 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness and legality of the accounting principles and reporting policies that are used by Savient. Savient’s registered public accounting firm is responsible for auditing the Company’s financial statements annually, for reporting on certain matters to the audit and finance committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The audit and finance committee is responsible for providing independent, objective oversight of these processes.

The audit and finance committee has also received from, and discussed with, Savient’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the audit and finance committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

Savient’s registered public accounting firm also provided the audit and finance committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit and finance committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the audit and finance committee recommended to Savient’s board of directors that the audited financial statements be included in Savient’s Annual Report on Form 10-K for the year ended December 31, 2005.

By the Audit and Finance Committee of the Board of Directors

Stephen Jaeger (Chairperson)
David Tendler
Faye Wattleton

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of Grant Thornton LLP, our registered public accounting firm, billed to us for each of the last two fiscal years:

	2005	2004

Audit fees (1)	$2,879,644	$2,758,837
Audit- Related fees (2)	—	—
Tax fees (3)	321,589	596,975
All other fees (4)	—	—

Total fees	$3,201,233	$3,355,812

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(1)	Audit Fees

       Audit fees consist of fees related to professional services rendered during 2005 and 2004 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, the January 2006 restatement of our financial statements for the years ended December 31, 2004, 2003, 2002 and 2001 and for the quarter ended March 31, 2005, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements.

(2) Audit-Related Fees

       There were no fees to report in this category for 2005 and 2004.

(3) Tax fees

       Tax fees consist of fees billed for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to tax return preparation and communication with tax authorities, accounted for $235,000 of the total tax fees billed in 2005 and $426,022 of the total tax fees billed in 2004. Tax advice and planning services, which relate to tax implications of divestitures and foreign cash repatriations, accounted for $86,589 of the total tax fees billed in 2005 and $170,953 of the total tax fees billed in 2004.

(4) All Other Fees

       There were no fees to report in this category for 2005 and 2004.

Pre-approval Policy and Procedures

The audit and finance committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The audit and finance committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service had previously been approved by the audit and finance committee. The committee chairperson informs the audit and finance committee of such approval at its next regularly scheduled meeting.

Representatives of McGladrey & Pullen, LLP, our current registered public accounting firm, are expected to attend the annual meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

Changes in Our Registered Public Accounting Firm

On March 28, 2006, Grant Thornton LLP advised us that it had resigned as our independent registered public accounting firm. This resignation occurred after we filed our annual report on Form 10-K for the year ended December 31, 2005. Our audit and finance committee has approved Grant Thornton’s resignation. In addition, on March 30, 2006, our audit and finance committee engaged McGladrey & Pullen, LLP as our new independent auditors for the fiscal year ending December 31, 2006.

In each of our past two fiscal years ended December 31, 2005 and December 31, 2004, respectively, on our annual report on Form 10-K, Grant Thornton’s Report of Independent Registered Public Accounting Firm stated that we did not maintain effective internal control over financial reporting because of the effect of the material weaknesses identified in Management’s Report On Internal Control Over Financial Reporting.

None of the reports of Grant Thornton on our financial statements for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recently completed fiscal years and any subsequent interim period preceding the date of the resignation of Grant Thornton, we had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused

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Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Grant Thornton has, during each of our past two fiscal years ended December 31, 2005 and December 31, 2004, respectively, and all subsequent interim periods preceding the date of the resignation of Grant Thornton, advised us of a number of material weaknesses in our internal control over financial reporting, each of which are described in our annual and quarterly reports on file with the Securities and Exchange Commission.

On March 28, 2006, we requested that Grant Thornton furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. We received a copy of the letter from Grant Thornton in response to such request on March 31, 2006 in which Grant Thornton noted agreement with the above statements.

Director Compensation

We refer to our directors who are neither officers nor employees of Savient, nor officers nor employees of one of our subsidiaries, as our outside directors. Under our 2004 Incentive Plan, our outside directors were paid on the last business day of each quarter of 2005 the number of shares of our common stock having an aggregate fair market value of $3,750, or $15,000 annually. Additionally, each outside director received, on the last business day of each quarter, an option to purchase 5,000 shares of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq National Market on the date of grant, which option fully vests one year after the date of grant. Each outside director also received $20,000 annually in cash, paid quarterly in arrears, and a fee of $1,500 for each board meeting held in person and $1,000 for each telephonic meeting. In addition, during 2005, members of our audit and finance committee, our compensation committee and our nominating and corporate governance committee, other than the chairpersons, were paid $5,000 annually, paid quarterly in arrears, and each chairperson of these committees was paid $10,000 annually, paid quarterly in arrears. Each committee member and committee chairperson received a fee of $1,500 for each committee meeting held in person and $1,000 for each telephonic meeting, even if held on the same day as a meeting of the board. All cash compensation amounts were paid in quarterly installments. All directors are reimbursed for their expenses in connection with attending meetings of our board of directors and committees of our board.

Our board has adopted a compensation plan for the non-executive chairperson, in lieu of the ordinary director compensation plan, providing for the payment on the last business day of each fiscal quarter the number of shares of our common stock having an aggregate fair market value of $8,000, or $32,000 annually. Additionally, in 2005, the chairperson was granted, on the last business day of each quarter, an option to purchase 10,000 shares of our common stock having an exercise price equal to the closing price as quoted by The Nasdaq National Market on the date of grant, which options fully vest one year after the date of grant. The chairperson also received $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each board meeting held in person and $1,500 for each telephonic meeting. The chairperson is an ex-officio member of all committees of the board, but is not compensated for his attendance at any committee meetings.

Our current compensation for outside directors is based upon recommendations of an outside advisor, which we engaged in 2004 to assist us in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on April 10, 2006 by (1) each person known by us to own beneficially more than five percent of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table below and (4) all executive officers and directors as a group. Except as set forth in footnotes 1 and 2 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares

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in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after April 10, 2006 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

Name of Beneficial Owner	Shares Beneficially Owned	% Beneficially Owned

Palo Alto Investors (1)	6,869,200	11.2
Barclays (2)	4,143,690	6.8
Cadence (3)	3,090,178	5.0
Christopher G. Clement (4)	465,828	*
Herbert Conrad (5)	123,205	*
David Fink (6)	59,189	*
Jeremy Hayward-Surry (7)	70,518	*
Alan L. Heller	—	—
Zebulun Horowitz, M.D. (8)	170,648	*
Stephen O. Jaeger (9)	56,486	*
Joseph Klein III	20,000	*
Lee S. Simon, M.D. (10)	6,500	*
David Tendler (11)	127,043	*
Virgil Thompson (12)	124,606	*
Faye Wattleton (13)	115,488	*
Herbert Weissbach (14)	129,741	*
Philip K. Yachmetz (15)	120,800	*
Lawrence A. Gyenes (16)	21,500	*
All directors and executive officers as a group (13 persons) (17)	1,620,298	2.6

*	Less than one percent.
(1)
Based solely upon a Schedule 13G/A (Amendment No. 2) filed on February 14, 2006 by William Leland Edwards, Palo Alto Investors, Palo Alto Investors, LLC, which we refer collectively as Palo Alto Investors and Micro Cap Partners, L.P. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 6,869,200 shares of our common stock. Micro Cap Partners, L.P. beneficially owns and has shared voting power and dispositive power as to 3,933,800 shares of our common stock. The address of the Palo Alto Investors and Micro Cap Partners, L.P. is 470 University Avenue, Palo Alto, California 94301.

(2)
Based solely upon a Schedule 13G filed on January 26, 2006 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited, to which we refer collectively as Barclays. Barclays beneficially owns 4,143,690 shares of our common stock. Barclays Global Investors, NA has sole voting power as to 1,792,700 shares of our common stock and has sole dispositive power as to 2,050,100 shares of our common stock. Barclays Global Fund Advisors has sole voting power and sole dispositive power as to 2,093,590 shares of our common stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(3)
Based solely upon a Schedule 13D filed on April 6, 2006 by Cadence Investment Management, LLC, Cadence Onshore, LP, Cadence Investment Partners, LLC, Philip R. Broenniman, Regis Special Situations Fund, L.P., Regis Public Investments, LLC, Regis Management Company, LLC, John Freidenrich, Robert E. Dye and Robert F.X. Burlinson, to which we refer collectively as Cadence. Cadence Investment Management, LLC beneficially owns and has shared voting and dispositive power as to 2,176,254 shares of our common stock. Each of Cadence Onshore, LP and Cadence Investment Partners, LLC beneficially own and has shared voting and dispositive power as to 212,611 shares of our

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common stock. Philip R. Broenniman beneficially owns and has shared voting and dispositive power as to 2,388,865 shares of our common stock. Each of Regis Special Situations Fund, L.P., Regis Public Investments, LLC, Regis Management Company, LLC, John Freidenrich, Robert E. Dye and Robert F.X. Burlinson beneficially own and has shared voting and dispositive power as to 701,313 shares of our common stock.

(4)
Includes 309,375 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Clement had unvested options to purchase 215,625 shares of common stock.

(5)
Includes 102,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Conrad had unvested options to purchase 20,000 shares of common stock.

(6)
Includes 20,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Fink had unvested options to purchase 85,000 shares of common stock.

(7)
Includes 45,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Hayward-Surry had unvested options to purchase 40,000 shares of common stock.

(8)
Includes 100,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Dr. Horowitz had unvested options to purchase 114,250 shares of common stock.

(9)
Includes 35,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Jaeger had unvested options to purchase 20,000 shares of common stock.

(10)	Includes 6,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Dr. Simon has no unvested options of common stock.
(11)
Includes 102,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Tendler had unvested options to purchase 20,000 shares of common stock.

(12)
Includes 95,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Thompson had unvested options to purchase 20,000 shares of common stock.

(13)
Includes 105,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Ms. Wattleton had unvested options to purchase 20,000 shares of common stock.

(14)
Includes 105,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Dr. Weissbach had unvested options to purchase 20,000 shares of common stock.

(15)
Includes 48,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Mr. Yachmetz had unvested options to purchase 130,250 shares of common stock.

(16)
On October 5, 2005, Mr. Gyenes resigned as our Senior Vice President, Chief Financial Officer and Treasurer. Based on the best information available to the Company, including Mr. Gyenes’ Form 4 dated May 19, 2005, as adjusted for an option exercise on January 3, 2006, Mr. Gyenes’ beneficially owns 21,500 shares of our common stock.

(17)
See footnotes 4 through 15, excluding footnote 10. As of April 10, 2006, our directors and executive officer as a group had unvested options to purchase 760,625 shares of common stock. Includes Robert Lamm, our appointed Senior Vice President – Quality & Regulatory Affairs and Gina Gutzeit, our Interim Chief Financial Officer. As of April 10, 2006, Dr. Lamm beneficially owns 56,746 shares of common stock. Includes 46,500 shares of common stock issuable to Dr. Lamm upon exercise of stock options exercisable within 60 days of June 9, 2006. As of April 10, 2006, Dr. Lamm had unvested options to purchase 55,500 shares of common stock.

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COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee (the Committee) of our board of directors (the Board) is composed entirely of independent directors as determined by our Board with reference to the NASDAQ National Market rules and the SEC’s rules. The Committee establishes and administers an overall compensation program for our senior executives that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Committee reviews and recommends to the board of directors for approval all elements of compensation for our Chief Executive Officer and our other senior executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 17. We refer to our current executive officers listed in the table as our Named Executive Officers. The Committee specifically reviews and recommends to the board of directors for approval, the salary, annual and long-term incentives, stock compensation and any other benefits for these Named Executive Officers. The Committee also reviews and approves, subject to the ratification of the board of directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all our employees.

The Board has adopted a charter for the committee which is available in the “Corporate Governance” section of the “About Savient” feature of our website at www.savientpharma.com. You can also obtain the Committee charter by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816, Attention: Investor Relations. The committee met 7 times during 2005. The Committee regularly receives information and recommendations from outside consulting firms, and has directly retained an independent outside advisor, Frederic W. Cook & Co., to provide advice to it on total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design.

Overall Philosophy

During 2005, our overall executive compensation philosophy was that pay should be based on performance, vary with the attainment of specific financial and non-financial objectives directly related to our business plan, and be closely aligned with the interests of our stockholders. We designed these policies to allow us to attract and retain senior executives critical to the long-term success of Savient by providing a competitive compensation package and recognizing and rewarding individual contributions. Specifically, our cash compensation for executive officers in 2005 consisted of two components: (1) base salary; and (2) annual cash bonuses primarily based on company performance against established goals, but which can be adjusted based on individual performance criteria. Our philosophy also provides stock-based equity incentive grants to executive officers as a means to drive long-term performance, reward continuous improvement in the executive officers’ respective areas as well as in our performance overall, and promote ownership in the Company. These stock-based incentive grants reinforce the long-term interest of the Company’s overall performance and incentivize those executive officers to manage with a view toward maximizing long-term stockholder value.

To ensure that compensation levels are reasonably competitive with market rates, the Committee commissioned its independent consulting firm to conduct a survey of executive compensation in a defined group of companies as well as against a national survey. The surveyed companies were selected based on: (i) similarity of business model to that of Savient’s; (ii) comparability to Savient based on size, as measured by revenues, market capitalization and number of employees; and (iii) the competitive market for executive talent. The surveyed companies include several, but not all, of the companies in the S&P Small Cap Pharmaceuticals & Biotechnology Index and S&P Small Cap Biotechnology Index.

In general, the aggregate compensation package for Savient executive officers is targeted to pay at the market median of the peer group of companies if target performance criteria are achieved and above market median if performance exceeds expectations. Conversely, actual compensation will lag market rates in the event that performance falls below expectations.

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After considering various survey data, business objectives and compensation policies, the Committee determines targeted levels of base compensation and annual and long-term incentives. In recommending base pay and incentive payments for executive officers other than the chief executive officer, the Committee also considered recommendations made by the chief executive officer. The compensation of individuals can and does vary from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to the Company and the difficulty of replacement, current responsibilities, length of time in current position, and, for recently hired executives, their prior compensation packages.

Components of Executive Compensation

The key components of our executive compensation program are base salary, annual incentive awards and long-term incentive awards, including stock compensation.

Base Salary

Each year, the Committee reviews and establishes the base salary of our executive officers, including our Chief Executive Officer. Increases, if any, are based on individual performance, existing employment agreements and market conditions. Based on these various factors, the committee determined that an average increase of 3.5% was within market norms for the period and implemented such increases in the base salary of our executive officers for 2005. With regard to 2006 the increases to the base salary of our executives officers were adjusted to reflect increases granted to those executive officers with high performance during the year, in appreciation of their contribution to the teamwork necessary to maintain the business focus during the financial restatements, and to promotional increases to those who have taken on additional responsibilities.

Annual Incentive Awards

Our bonus incentive plan is a cash-based incentive bonus program. Our executive officers, including our Named Executive Officers, are participants in the bonus incentive plan. The Committee’s policy is to base a significant portion of senior executives’ cash compensation on this bonus program. The Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, and to award bonuses even if targets are not met if the Committee determines that an award is in our best interests and to reduce bonuses even if targets are met if the Committee determines that such reduction is in the stockholders best interests.

In 2005, the target bonus levels for our executive officers were established at 60% of salary for our Chief Executive Officer and at 50% of salary for senior vice presidents. The award of these bonuses to senior management are determined based on the Company meeting specified financial and strategic goals during the course of the year which were established at the beginning of each year, but can be adjusted by the Committee based on individual performance criteria of the individuals in meeting specified individual objectives. In 2005, 20% of the bonus was based on our performance versus earnings and stock price targets and improvements in the quality of our financial reporting, and 80% of the bonus was based on our performance versus strategic objectives, including commercialization, business development and drug development goals. Based on a critical assessment of actual performance against the stated objectives the Committee awarded bonuses based on a Company performance factor of 78% of target, and, after taking into consideration certain individual performance factors, the Committee determined that certain executives would receive lower awards, while some received higher awards based on individual contributions. The starting point of less than 100% was primarily attributable to the impact on the business of the financial restatements.

Long-Term Incentives

Our long-term incentive program is designed to align executives’ interests with those of stockholders, motivate our senior management team to achieve our key financial, strategic and product development goals and reward superior performance. Long-term incentive compensation in 2005 consisted of stock options and restricted stock. Stock options have an exercise price equal to fair market value on the grant date and vest ratably over a four-year period. Restricted stock awards granted in 2005 vest over a one or three-year period

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based on continued employment. During 2006, the Company’s long-term incentive compensation also consisted of performance stock. The performance shares are earned over a two year period based on the achievement of annual pre-determined financial and strategic objectives. Once earned, the performance shares will be restricted from sale except for tax purposes for an additional one-year period.

Basis for Chief Executive Officer Compensation

Savient’s compensation program is designed to foster a pay-for-performance philosophy and ownership culture, and the Committee believes that the achievement of these objectives is demonstrated through the compensation of our Chief Executive Officer, Christopher Clement. In setting compensation levels for the Chief Executive Officer, the Committee reviews the competitor and market data provided by its outside advisors and targets his overall compensation at approximately the median for peer group companies.

In February 2006, the Committee increased Mr. Clement’s base salary by 5% to $432,600, awarded an annual bonus of $220,008 (78% Company performance factor and 100% personal performance factor), and made the following long-term incentive grants: 50,000 stock options, 50,000 shares of restricted stock and an award pursuant to which up to 100,000 shares may be granted in the future based on achievement of performance targets, including net income, achievement of goals relating to improvement of Savient’s internal control over financial reporting, achievement of goals relating to strategic alternatives for Savient’s oral liquid pharmaceuticals business, and clinical and business development objectives for Puricase (PEG-uricase). The Committee’s decision on Mr. Clement’s compensation was based on the overall performance of the Company under his leadership in 2005, resolution of the financial reporting issues and continued implementation of the Company’s long-term strategic plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, we design our compensation programs to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee considers it important to retain flexibility to design compensation programs that are in the best interests of Savient and its stockholders and, to this end, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Committee believes that compensation is appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and performance of its employees.

The Committee is pleased to submit this report to the stockholders.

By the Compensation Committee of the Board of Directors

Virgil Thompson (Chairperson)
Herbert Conrad
Carl E. Kaplan
Stephen O. Jaeger

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2005, the members of the compensation committee of our board of directors were Messrs. Thompson (chairperson), Conrad, Jaeger and Kaplan. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation committee.

STOCK PERFORMANCE GRAPH

The following graph compares cumulative total return of our common stock with the cumulative total return of (i) the NASDAQ Composite Index (the “NASDAQ Composite”), (ii) the S&P 600 Small Cap Index (the “S&P 600 Small Cap”), (iii) the Standard & Poor’s Small Cap Pharmaceuticals and Biotechnology Index (the “S&P Small Cap Pharma & Bio”) and (iv) the Standard & Poor’s Small Cap Biotechnology Index (the “S&P Small Cap Biotech”). The graph assumes (a) $100 was invested on December 31, 1999 in each of our common stock, the stocks comprising the NASDAQ Composite, the stocks comprising the S&P 600 Small Cap, the stock comprising the S&P Small Cap Pharma & Bio and the stocks comprising the S&P Small Cap Biotech and (b) the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SAVIENT PHARMACEUTICALS, INC., THE S&P SMALLCAP 600 INDEX,
THE NASDAQ STOCK MARKET (U.S.) INDEX, THE S&P SMALLCAP BIOTECHNOLOGY INDEX
AND THE S&P SMALLCAP PHARMACEUTICAL & BIOTECHNOLOGY INDEX

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation for services to Savient for 2003, 2004 and 2005, of (1) Christopher G. Clement, our current Chief Executive Officer and (2) our other four most highly compensated executive officers for 2005, all of whom were serving as executive officers as of December 31, 2005, except for Mr. Gyenes, who resigned as our Senior Vice President, Chief Financial Officer and Treasurer in October 2005.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position (1)	Year	Salary ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Restricted Stock Award(s)(4) ($)	Securities Underlying Options (#)	All Other Compensation(5) ($)

Christopher G. Clement	2005	412,000	220,008	—	68,350	50,000	53,154
President and Chief	2004	372,621	179,400	—	—	100,000	6,500
Executive Officer	2003	333,125	178,730	—	—	62,500	6,000

Philip K. Yachmetz	2005	298,700	151,590	—	32,050	25,000	7,000
Executive Vice President and	2004	171,364	68,474	—	—	85,000	—
Chief Business Officer	2003	—	—	—	—	—	—

Zebulun Horowitz, M.D.	2005	278,100	141,136	—	36,250	25,000	7,000
Senior Vice President	2004	255,260	109,350	—	—	75,000	6,500
Chief Medical Officer	2003	179,353	90,000	—	—	75,000	5,417

David Fink (6)	2005	199,000	74,588	—	—	80,000	7.000
Senior Vice President,	2004	—	—	—	—	—	—
Commercial Operations	2003	—	—	—	—	—	—

Lawrence A. Gyenes (7)	2005	251,003	—	—	29,400	25,000	95,950
Former Senior Vice President,	2004	114,444	93,157	—	—	100,000	2,000
Chief Financial Officer and Treasurer	2003	—	—	—	—	—	—

(1)
Each of the Named Executive Officers is a party to an employment agreement with us, except for Mr. Gyenes who resigned as our Senior Vice President and Chief Financial Officer in October 2005. See “Employment and Other Agreements.”

(2)
Bonuses include the annual cash incentive payments made to each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. Bonuses for 2003 were paid in January 2004. Bonuses for 2004 were paid in February 2005 and bonuses for 2005 were paid in February 2006.

(3)
Pursuant to the SEC’s rules on executive compensation disclosure, “Other Annual Compensation” does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year. Such perquisites include (i) car payments, and (ii) tuition payments.

(4)
All grants of restricted stock were made under the 2004 Incentive Plan. The column represents the number of restricted common shares granted to each Name Executive Officer. Each of these restricted stock grants were made on April 12, 2005 and have a value of $2.78 per share based upon the Company’s common stock closing price on that day. No restricted shares were vested as of December 31, 2005. Mr. Gyenes resigned on October 5, 2005 and thus his restricted shares were forfeited on that day.

(5)
“All Other Compensation” includes our matching contribution pursuant to our 401(k) defined contribution plan for all U.S.-based employees. Additionally, “All Other Compensation” reflects accrued vacation payout amounts of $46,154 to Mr. Clement, paid in 2005 which was accrued for in the Company’s 2004 financial statements. In 2006, it was determined that an accrued vacation payout to Mr. Clement was an administrative error and such amount will be repaid in 2006. Furthermore, “All Other Compensation”

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reflects an accrued vacation payout to Mr. Gyenes upon his termination of employment in the amount of $11,409. In addition, “All Other Compensation” also includes a severance payment to Mr. Gyenes in the amount of $77,541.

(6)	On March 28, 2005, Mr. Fink joined us as our Senior Vice President, Commercial Operations. Mr. Fink was granted an option to purchase 80,000 shares upon hire.
(7)	On October 5, 2005, Mr. Gyenes resigned as our Senior Vice President, Chief Financial Officer and Treasurer.

Employment and Other Agreements

We entered into an employment agreement with Mr. Clement on May 14, 2002, pursuant to which Mr. Clement is now serving as our President and Chief Executive Officer. We entered into an employment agreement with Mr. Yachmetz on May 28, 2004, pursuant to which Mr. Yachmetz is now serving as our Executive Vice President, Chief Business Officer and Secretary. We entered into an employment agreement with Dr. Horowitz on March 24, 2003, pursuant to which Dr. Horowitz is serving as our Senior Vice President-Chief Medical Officer. We entered into an employment agreement with Mr. Fink on March 28, 2005 pursuant to which Mr. Fink is serving as our Senior Vice President of Commercial Operations. We entered into an employment agreement with Dr. Lamm on February 15, 2006, pursuant to which Dr. Lamm is serving as our Senior Vice President, Quality & Regulatory Affairs. We entered into an employment agreement with Mr. Gyenes on August 23, 2004, pursuant to which Mr. Gyenes was serving as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Gyenes resigned on October 5, 2005. Each of the agreements, with Messrs. Clement, Yachmetz and Fink, and Drs. Horowitz and Lamm are collectively referred to herein as the “Employment Agreements”. Drs. Horowitz and Lamm and Mr. Fink are collectively referred to herein as the “Senior Vice Presidents.”

Each of the Employment Agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the executive gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

Pursuant to his Employment Agreement, as amended, Mr. Clement is entitled to an annual salary of $400,000, and he currently earns $432,600 per year. Pursuant to his Employment Agreement, as amended, Mr. Yachmetz is entitled to an annual salary of $290,000, and he currently earns $343,505 per year. Pursuant to his Employment Agreement Dr. Horowitz is entitled to an annual salary of $232,000, and he currently earns $317,034 per year. Pursuant to his Employment Agreement Mr. Fink is entitled to an annual salary of $260,000, and he currently earns $267,800 per year. Pursuant to his Employment Agreement Dr. Lamm is entitled to an annual salary of $250,000. In addition, Mr. Clement, Mr. Yachmetz, Dr. Horowitz, Mr. Fink and Dr. Lamm are eligible to participate in our bonus, long-term incentive and other benefit programs.

The terms “Change of Control of the Company”, “Good Reason”, and “Cause” are each defined below.

In the event Mr. Clement’s employment is terminated by us at any time for any reason other than Cause, or Mr. Clement terminates his employment for Good Reason, we are required to pay Mr. Clement a payment equal to the product determined by multiplying his base salary and his targeted annual bonus by 2 (the “Clement Service Multiplier”) in periodic payments in accordance with the Company’s payroll policies. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Clement Service Multiplier times 12. However, the Clement Service Multiplier is 2.5 if within 24 months following a Change of Control of the Company we terminate Mr. Clement for any reason other than Cause, death or disability or fail to renew the Agreement (if it would otherwise have expired during the period), or Mr. Clement terminates his employment for Good Reason or the Company or any successor materially breaches any material provision of the Agreement. In addition, Mr. Clement will be “grossed up” for any “golden parachute” excise taxes under Section 280G of the Code that he is required to pay as a result of severance payments.

In the event Mr. Yachmetz’ employment is terminated by us at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual bonus by 1.75 (the “Yachmetz Service Multiplier”) in periodic payments in accordance with the Company’s payroll policies. However, the Yachmetz Service Multiplier is 2.25 if within 24 months following a Change

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in Control of the Company, we terminate Mr. Yachmetz for any reason other than Cause, death or disability or fail to renew the Agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or the Company or a successor materially breaches any material provision of the Agreement.

In the event a Senior Vice President’s employment is terminated by us at any time for any reason other than Cause, or the Senior Vice President terminates his or her employment for Good Reason, we are required to pay such Senior Vice President a payment equal to the product determined by multiplying his or her base salary and his or her targeted annual bonus by the SVP Service Multiplier in periodic payments in accordance with the Company’s payroll policies. The SVP Service Multiplier is the number determined by dividing (a) the lesser of (1) the full number of months since the commencement of his or her employment (but not less than six months) and (2) eighteen by (b) twelve. The Senior Vice Presidents generally will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the SVP Service Multiplier times 12. However, the SVP Service Multiplier is 2 if within 24 months following a Change in Control of the Company, we terminate any Senior Vice President for any reason other than Cause, death or disability or fail to renew the Agreement (if it would otherwise have expired during the period) or the Senior Vice President terminates his or her employment for Good Reason, or the Company or a successor materially breaches any material provision of the Agreement.

Each of Mr. Clement, Mr. Yachmetz and the Senior Vice Presidents agreed pursuant to the terms of their Employment Agreements that $45,000, $40,000 and $40,000, respectively, of the aforementioned amount to which they are entitled will be withheld by us for twelve months following the termination of their employment agreement to ensure compliance with the non-solicitation and non-competition covenants of the Employment Agreements described below, except there is no withholding if the termination is within 24 months of a Change in Control of the Company. Following the termination of employment of Mr. Clement, Mr. Yachmetz or a Senior Vice President for any reason other than for Cause, we will reimburse each of them for the costs of all outplacement services obtained by each for two and one half years and two years, respectively, from the termination of their employment with us, up to a maximum of 20% of their base salary in effect on the date of the termination of their employment for Messrs. Clement, Yachmetz and Horowitz and 10% for Messrs. Fink and Lamm.

Pursuant to their Employment Agreements, each of Mr. Clement, Mr. Yachmetz, Dr. Horowitz, Mr. Fink and Mr. Lamm agreed that during the term of their respective Employment Agreements and for six months thereafter they will not compete with us. In addition, each of Mr. Clement, Mr. Yachmetz, Dr. Horowitz, Mr. Fink and Mr. Lamm agreed that during the term of their respective Employment Agreement and for twelve months thereafter they will not solicit our employees. These covenants terminate if, following a Change in Control of the Company, we terminate the executive’s employment without Cause or if the executive terminates his employment for Good Reason.

For purposes of the Employment Agreements, a “Change in Control of the Company” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a) any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of the Company in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c) our stockholders approve any plan or proposal for our liquidation or dissolution;

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(d) any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

For purposes of the Employment Agreements, “Cause” means: (a) the executive materially breached any of the terms of his Employment Agreement and fails to correct such breach within 15 days after written notice thereof from us; (b) the executive is convicted of a criminal offense involving a felony giving rise to a sentence of imprisonment; (c) the executive breaches a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or (d) despite adequate warnings, the executive intentionally and willfully fails to perform reasonably assigned duties within the normal and customary scope of his position.

For purposes of the Employment Agreements, “Good Reason” means the occurrence of one of the following events: (a) a reduction in base salary; (b) a failure to maintain benefits under or relative level of participation in our employee benefit or retirement plans; (c) a failure to require a successor company to assume and agree to perform our obligations under the executive’s Employment Agreement; and (d) upon a Change in Control of the Company and within 24 months thereafter (i) requiring the executive to be based at a location requiring the executive to travel an additional 35 miles per day, (ii) requiring the executive to report to a lower level employee, or (iii) demoting the executive.

Option Grants

The following table sets forth information on grants made in 2005 of stock options to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year

Individual Grants

	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(#)(1)	Year(2)	($/sh)	Date	5%($)	10%($)

Christopher G. Clement	50,000	6.4%	$2.78	4/12/15	$87,400	$221,500
Philip K. Yachmetz	25,000	3.2	2.78	4/12/15	43,700	110,800
Zebulun Horowitz, M.D.	25,000	3.2	2.78	4/12/15	43,700	110,800
David Fink	80,000	10.2	2.60	3/28/15	130,800	331,500
Lawrence A. Gyenes (4)	25,000	3.2	2.78	4/12/15	43,700	110,800

(1)	Options generally vest in four equal annual installments commencing on the first anniversary date of the grant; however, options become immediately exercisable upon a change in control of the Company.
(2)	Based upon options to purchase 782,200 shares granted to all employees in 2005.
(3)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of the $2.78 stock price on the date of grant would result in a stock price of $4.53. The 10% rate of appreciation over the 10-year option term of the $2.78 stock price on the date of grant would result in a stock price of $7.21. There is no representation that the rates of appreciation reflected in this table will be achieved.

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(4)	All of Mr. Gyenes’ options that were granted during 2005 were unvested and were cancelled on his termination date of October 5, 2005.

Option Exercises and Fiscal Year End Values

The following table sets forth information with respect to the number and value of unexercised options to purchase common stock at the end of fiscal year 2005 held by officers named in the Summary Compensation Table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value	Unexercised Options Held at Fiscal Year End (#)		Value of Unexercised, In-the-Money Options at Fiscal Year End($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher G. Clement	—	—	206,250	206,250	$24,100	$72,100
Philip K. Yachmetz.	—	—	21,250	88,750	28,100	108,200
Zebulun Horowitz, M.D.	—	—	56,250	118,750	43,100	67,100
David Fink	—	—	—	80,000	—	91,200
Lawrence A. Gyenes (2)	—	—	25,000	—	36,800	—

(1)	Based on a closing stock price of our common stock on December 30, 2005 of $3.74.
(2)
On October 5, 2005, Mr. Gyenes resigned as our Senior Vice President, Chief Financial Officer and Treasurer. On January 3, 2006, within the 90 day allotted exercise period subsequent to his resignation date, he exercised his option to purchase 25,000 shares of our common stock, which related to the vested component of stock options originally granted to him during 2004.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	3,030,103(1)	$4.97(1)	7,254,412(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,030,103(1)	$4.97(1)	7,254,412(2)

(1)
Includes outstanding stock options only. Excludes 358,216 restricted shares that were unvested and not forfeited as of December 31, 2005. Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminate.

(2)	Consists of shares of our common stock available for issuance under our 2004 Incentive Plan.

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ITEM NO. 2

AMENDMENT TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN

On April 4, 2006, our board of directors approved an amendment to our 1998 Employee Stock Purchase Plan, which we refer to as our Purchase Plan, to eliminate the Purchase Plan’s expiration date. We are asking our stockholders to approve this amendment; the amendment will not go into effect unless our stockholders approve it.

On April 10, 2006, the last sales price per share of our common stock, as reported by The Nasdaq National Market, was $5.67.

Reasons for Amending the Purchase Plan

The term of our Plan expires on December 31, 2006. Our board of directors believes that our Purchase Plan is a valuable mechanism for recruiting qualified and talented employees, employee retention and for encouraging stock ownership among our employees. As of April 10, 2006, we had 922,696 shares available for issuance under the Purchase Plan. If our stockholders approve the amendment at the Annual Meeting, then our Plan will not expire on December 31, 2006 and we will continue to grant rights under the Purchase Plan.

Our board of directors recommends a vote FOR the approval of the Purchase Plan amendment.

General Description of the Purchase Plan

The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Rights granted under the Purchase Plan will run for a maximum of 27 months.

All of our employees are eligible to participate in the Purchase Plan, so long as their customary employment is more than 20 hours per week and more than five months in any calendar year.

Employees who would, immediately after the granting of any right, own 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries are not eligible to participate. No employee will be granted a right which permits such employee to purchase shares under the Purchase Plan at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such right is granted) for each calendar year in which such right is outstanding. Rights will not be assignable or transferable by a participating employee. Under the Purchase Plan, no right granted to any participating employee may cover more than 12,000 shares.

From time to time, our board of directors may fix a date or a series of dates on which we will grant rights to purchase shares of our common stock under the Purchase Plan at prices not less than 85% of the lesser of:

•	the fair market value of the shares on the date of grant of such right; or

•	the fair market value of the shares on the date such right is exercised.

Our board of directors, or any committee or person(s) to whom it delegates its authority, will administer, interpret and apply all provisions of the Purchase Plan.

Our board of directors may amend, modify or terminate the Purchase Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing rights of any participating employee, except that in the case of a participating employee of any foreign subsidiary, the Purchase Plan may be varied to conform with local laws. In addition, subject to appropriate adjustments to give effect to relevant changes in our capital stock, no amendments to the Purchase Plan may be made without stockholder approval if such amendment would increase the total number of shares offered under the Purchase Plan or would render rights “unqualified” for special tax treatment under the Code.

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Participation

Because participation in the Purchase Plan is voluntary, we cannot now determine the number of shares of Common Stock that any particular individual or group may purchase in the future. Each of the persons or groups of persons listed below has purchased the following number of shares of our common stock under our 1998 Employee Stock Purchase Plan (1) during the period from the initial adoption of the Purchase Plan in 1998 through April 10, 2006, and (2) during 2005:

Name and Position	Number of Shares Purchased Since Adoption of Plan	Number of Shares Purchased During 2005

Christopher G. Clement	7,103	—
President and Chief Executive Officer

Philip K. Yachmetz	—	—
Executive Vice President and Chief Business Officer

Zebulun Horowitz, M.D.	17,898	11,319
Senior Vice President – Chief Medical Officer

David Fink	7,749	7,189
Senior Vice President, Commercial Operations

Lawrence A. Gyenes	—	—
Former Senior Vice President – Chief
Financial Officer and Treasurer

All of our current executive officers as a group	32,750	18,508

All of our current directors who are not executive officers as a group	4,039	—

All of our employees who are not executive officers as a group	2,965,510	338,209

Federal Income Tax Consequences of the Purchase Plan

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Purchase Plan and with respect to the sale of common stock acquired under the Purchase Plan. This summary assumes that the purchase price for a share of stock is equal to the lesser of 85% of the fair market value of the stock on the grant date or 85% of the fair market value of the stock on the date that the stock is purchased. This summary is based on the tax laws in effect as of the date of this proxy statement. Additionally, this summary assumes that the Purchase Plan will comply with Section 423 of the Code. Changes to these laws or assumptions could alter the tax consequences described below.

Tax Consequences to Participants.     A participant will not have income under the Purchase Plan either upon receiving a grant to purchase stock or upon purchasing stock.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the Purchase Plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the grant date and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the grant date; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

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If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Savient.     There will be no tax consequences to Savient except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish Savient with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during 2005 our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except as described below. Dr. Horowitz failed to timely file a Form 4 with respect to the acquisition of stock on May 1, 2005. Dr. Horowitz filed such information on a Form 4 with the Securities and Exchange Commission on May 19, 2005.

STOCKHOLDER PROPOSALS
FOR 2007 ANNUAL MEETING

In order to be considered for addition to the agenda for the 2007 annual meeting of stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than December 20, 2006.

Stockholders who wish to make a proposal at the 2007 annual meeting of stockholders — other than one that will be included in our proxy materials — should notify Savient no earlier than November 20, 2006 and no later than December 20, 2006. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the board of directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Philip K. Yachmetz, Secretary

East Brunswick, New Jersey
April 19, 2006

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Savient Pharmaceuticals, Inc.

Amendment

to

Bio-Technology General Corp. 1998 Employee Stock Purchase Plan

The Bio-Technology General Corp. 1998 Employee Stock Purchase Plan (the “Plan”), pursuant to Section 15 thereof, is hereby amended as follows:

1.	That the name of the Plan be and hereby is changed to “Savient Pharmaceuticals, Inc. 1998 Employee Stock Purchase Plan.”

2.	That Section 17 of the Plan be and hereby is deleted and that Section 18 of the Plan be and hereby is renumbered to be Section 17.

Approved by the Board of Directors on April 4, 2006.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 23, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends a vote "FOR" 1. Election of Directors:
NOMINEES
FOR ALL NOMINEES	Christopher G. Clement
Herbert Conrad
Alan L. Heller
WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Joseph Klein III
Lee S. Simon, M.D.
FOR ALL EXCEPT (See instructions below)	David Tendler
Virgil Thompson
Faye Wattleton

The Board of Directors recommends a vote "FOR"	FOR	AGAINST	ABSTAIN

2. Amendment to the 1998 Employee Stock Purchase Plan

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SAVIENT PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2006

Christopher G. Clement and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on April 10, 2006, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 23, 2006, at Nasdaq Market Site, 4 Times Square, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 23, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends a vote "FOR" 1. Election of Directors:
NOMINEES
FOR ALL NOMINEES	Christopher G. Clement
Herbert Conrad
Alan L. Heller
WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Joseph Klein III
Lee S. Simon, M.D.
FOR ALL EXCEPT (See instructions below)	David Tendler
Virgil Thompson
Faye Wattleton

The Board of Directors recommends a vote "FOR"	FOR	AGAINST	ABSTAIN

2. Amendment to the 1998 Employee Stock Purchase Plan

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.